Exhibit 4(c)

Lincoln Life & Annuity Company of New York

GUARANTEE OF PRINCIPAL DEATH BENEFIT RIDER

THIS RIDER PROVIDES A GUARANTEED MINIMUM DEATH BENEFIT

This Rider is part of the Contract to which it is attached. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. Once selected, the Owner cannot terminate this Rider.

This Rider provides a guaranteed minimum death benefit that replaces the Contract Value Death Benefit provided in the Contract. The amount payable for the guaranteed minimum death benefit is described in the Determination of Amounts section of this Rider.

This guaranteed minimum death benefit Rider will terminate upon assignment (if permitted under the Contract), or a change in ownership of the Contract unless the new assignee or owner meets the qualifications specified in the Rider Termination section of this Rider.

The guaranteed minimum death benefit cannot be withdrawn in a lump sum prior to the Annuitant’s or Owner’s death.

Allocation Restriction

While this Rider is in effect, the DCA Fixed Account and/or Variable Subaccounts available for allocation may be limited if the Allocation Amendment is attached to the Contract.

Determination of Amounts

The following provision hereby replaces the Determination of Amounts provision in the Contract:

The Guarantee of Principal Death Benefit is equal to the greater of:

a.              The Contract Value on the Valuation Date the Death Benefit is approved by the LNY Servicing Office for payment; or

b.              The sum of all Net Purchase Payments minus all death benefit reductions.  Each death benefit reduction of Net Purchase Payments will be in proportion to the amount withdrawn.

Any withdrawal from the Contract will result in a death benefit reduction. For purposes of determining a death benefit reduction, a withdrawal is any amount that the Owner requests to be withdrawn (including any applicable charges), any amount partially annuitized and any amount deducted for premium tax, if any. Cumulative amounts withdrawn include any current withdrawal from the Contract.

Upon the death of an Owner or Annuitant of the Contract, if a surviving spouse continues the Contract, the excess, if any, of the Death Benefit over the current Contract Value as of the date on which the death claim is approved by LNY for payment will be credited into the Contract. The excess will only be credited one time for each Contract.

If the Owner is a corporation or other non-individual (non-natural person) and there are Joint Annuitants, upon the death of the first Joint Annuitant to die, if the Contract is continued, the excess, if any, of the Death Benefit over the current Contract Value as of the date on which the death claim is approved by LNY for payment will be credited into the Contract. This excess will only be credited one time for each Contract.

32148 (9-16)	NY

If at any time the Owner or Annuitant named on the Contract is changed, except on the death of the prior Owner or Annuitant, the Death Benefit for the new Owner or Annuitant will be the Contract Value as of the Valuation Date the death claim for the new Owner or Annuitant is approved by the LNY Servicing Office for payment. If at any time all Owners and Annuitants named on the Contract are changed, this Rider will terminate and the Death Benefit for the new Owners and Annuitants will be the Contract Value.

While this Rider is in effect, any request to change ownership will be subject to LNY approval on a non-discriminatory basis. We assume no responsibility for the validity or tax consequences of any change in ownership.

Other Death Benefit requirements may apply as shown on the Contract Specifications page.

Assignments

While this Rider is in effect, if the Owner sells or assigns for value the Contract other than to the Annuitant, or discounts or pledges it as collateral for a loan or as a security for the performance of an obligation or any other purpose, this Rider will terminate. The Death Benefit for the new Owner or Annuitant will be the Contract Value as of the Valuation Date the death claim for the new Owner or Annuitant is approved by the LNY Servicing Office for payment.

Reports to Owner

Prior to the Annuity Commencement Date, at least once each Calendar Year, LNY will mail a report which includes a statement of the current Contract Value to the Owner, in accordance with the Reports Section of the Contract.

Termination of this Rider

The Owner may not terminate this Rider. This Rider will terminate on the earliest of:

1.              the date the Contract to which this Rider is attached is terminated;

2.              the Valuation Date the Contract Value is reduced to $0;

3.              the date the Owner sells or assigns for value the Contract other than to the Annuitant, or discounts or pledges it as collateral for a loan or as a security for the performance of an obligation or any other purpose;

4.              the date all Owners and Annuitants named on the Contract are changed, except on the death of the original Owner or Annuitant where the surviving spouse elects to continue the Contract as the sole Owner;

5.              the date payment of the Death Benefit under this Rider is made, except when the surviving spouse elects to continue the Contract as the sole Owner and the excess, if any, of the Death Benefit over the Contract Value on the date the Death Benefit is approved by LNY is credited to the Contract;

6.              the Annuity Commencement Date.

The Lincoln National Life Insurance Company